SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2005, PriceSmart, Inc. (the “Company”) entered into a Memorandum of Understanding (“MOU”), which specifies certain terms of a settlement related to a complaint (the “Complaint”) filed on May 10, 2004, in the United States District Court for the District of Delaware (the “Court”), against Sol Price and the Company, as nominal defendant, captioned Milton Pfeiffer v. Sol Price and PriceSmart, Inc. The Complaint alleged that Mr. Price violated Section 16(b) of the Securities Exchange Act of 1934, as amended, in connection with an alleged purchase and subsequent sale of shares of the Company’s common stock. Sol Price, one of the Company’s significant stockholders and father of Robert E. Price, who is the Company’s Chairman of the Board and Interim Chief Executive Officer, together with their affiliates, comprise a group that may be deemed to beneficially own greater than 50% of the Company’s common stock.

In accordance with the terms of the MOU, the parties will promptly file with the Court a Stipulation of Settlement which will include the following terms: (i) within ten business days following final Court approval of the settlement, Mr. Price shall purchase an aggregate of $1,500,000 of the Company’s common stock directly from the Company at a price of $8.90 per share, which represents a per share price that is $0.50 above the closing price of the Company’s common stock on August 18, 2005, the business day immediately prior to the date the parties reached an agreement in principle to settle the lawsuit; (ii) the parties will mutually release all claims, effective upon Court approval of the settlement; and (iii) the Company will pay attorneys’ fees to plaintiff’s counsel in an amount to be agreed upon by the Company and plaintiff (subject to Court approval) or, absent an agreement, as determined by the Court.

Item 5.05	Amendments to the Code of Ethics, or Waiver of the Provision of the Code of Ethics.

In connection with the transaction described above, effective August 22, 2005 the Company’s Board of Directors waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to this transaction, and its Audit Committee approved the related party aspect of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner
Chief Financial Officer